Exhibit 99.1

The table below specifies the date, amount and weighted average price per ADS and/or Series L Share purchased by Cascade Investment, L.L.C. (“Cascade”) during the period March 8 through March 11, 2011.  Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of ADSs and Series L Shares purchased at each separate price.  All transactions were effected in the open market on the New York Stock Exchange, the Mexican Stock Exchange or through Electronic Communication Networks.

Date of Purchase	Number of ADSs/Series L Shares Purchased	Weighted Average Price Paid Per ADS/Series L Share (US $)	Range of Price Paid (US $)
3/8/2011	4,850	74.1141	73.92	-	74.40
3/8/2011	103,738	75.1762	74.98	-	75.50
3/8/2011	2,650	7.5197	7.44	-	7.5333
3/9/2011	25,650	75.7744	75.10	-	75.79
3/9/2011	200	7.5212
3/10/2011	22,034	75.7492	75.69	-	75.78
3/10/2011	7,600	7.5779	7.5546	-	7.5905
3/11/2011	33,206	75.878	75.70	-	75.935
3/11/2011	2,400	7.6378	7.6208	-	7.649